                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                       LONE STAR STEAKHOUSE & SALOON, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
     Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid  previously.  Identify the previous filing by  registration  statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid

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     (2)  Form, Schedule or Registration Statement No:

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     (3)  Filing Party:

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     (4)  Date Filed:

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         This filing  consists of the  following  information  announced by Lone
Star Steakhouse & Saloon, Inc. (the "Company") in a press release on November 7,
2006,  including a letter to  stockholders  of the Company sent on such date, in connection with the special meeting of stockholders of the Company to be held on
November 30, 2006:

          LONE STAR STEAKHOUSE & SALOON SENDS LETTER TO STOCKHOLDERS TO
              CORRECT PUBLIC MISCONCEPTIONS ABOUT PROPOSED MERGER

WICHITA,  Kansas,  November  7, 2006 -- Lone  Star  Steakhouse  &  Saloon,  Inc.
(Nasdaq:  STAR)  announced  today  that  its  Board  of  Directors  has sent the following  letter to stockholders  in response to recent public  speculation and misinformation  surrounding the sale of the Company for $27.10 per share in cash pursuant  to a  merger  agreement  that  will  be  voted  on  by  the  Company's stockholders at a special meeting to be held on November 30, 2006.

                       LONE STAR STEAKHOUSE & SALOON, INC.

                                224 EAST DOUGLAS
                                    SUITE 700
                              WICHITA, KANSAS 67202

November 7, 2006

Dear Fellow Stockholder:

LONE STAR STEAKHOUSE & SALOON,  INC. WILL HOLD A SPECIAL MEETING OF STOCKHOLDERS
ON  NOVEMBER  30,  2006 TO  CONSIDER  AND VOTE ON A  PROPOSAL  TO ADOPT A MERGER
AGREEMENT  PURSUANT  TO  WHICH  YOU WILL  RECEIVE  $27.10  PER  SHARE IN CASH IN
EXCHANGE FOR YOUR SHARES. The transactions contemplated by the merger agreement, which we refer to as the  "transactions,"  will result in the sale of our entire company to affiliates of Lone Star Funds, a Dallas-based private equity firm.

In response to various  articles and  misinformation  in the public domain,  the
Board of Directors felt compelled to provide you with a better  understanding of the process we  undertook  in reaching  the decision to sell the Company and our views on the valuation of the Company.  The Board of Directors  has  unanimously determined that the  transactions  are fair to, and in the best interest of, our stockholders  and  unanimously  recommends that you vote FOR the approval of the transactions.

OUR RATIONALE

          o    The casual dining sector has been severely  impacted by a variety of factors that have  negatively  affected both sales and profits
               of  many  companies.   These  factors  have  contributed  to  the
               deterioration  of our  financial  results  over the past  several quarters, and this downward trend is expected to continue.

          o    The process  culminating in the transaction  with Lone Star Funds was fair,  potential buyers continue to have every opportunity to make an offer to acquire us (and the  break-up fee payable in the event we  accept  such an offer is below  the  average  of recent comparable  transactions)  and no other  purchaser has emerged to buy the Company.

          o    The purchase  price of $27.10 per share  represents  more than 12 times our  trailing  12  months  EBITDA,  which is  significantly greater  than the  average  multiple  for  comparable  restaurant company sale transactions completed in the past several years.

          o    We believe  that our real estate  assets are worth  significantly less than the $400 million figure that has been estimated by some in the public  domain,  even without  taking into account the tax consequences of a sale of our owned real properties.

          o    THE MEMBERS OF THE  MANAGEMENT  AND THE BOARD OF DIRECTORS OF THE
               COMPANY  ARE  NOT  PARTICIPATING  WITH  LONE  STAR  FUNDS  OR ITS
               AFFILIATES   IN  THE   PURCHASE   OF  THE  COMPANY  AND  HAVE  NO
               ARRANGEMENTS WITH LONE STAR FUNDS OR ITS AFFILIATES PROVIDING FOR
               THEIR   CONTINUED   INVOLVEMENT   WITH  THE   COMPANY   FOLLOWING
               CONSUMMATION OF THE TRANSACTIONS.

PROCESS

The Board of Directors  spent several  months and consulted  with four prominent investment  banks to determine the best  alternative for the Company to maximize stockholder value. Our directors carefully  considered a broad list of strategic alternatives, including:

          o    Maintaining our current capital structure;

          o    A sale/leaseback of our real estate assets;

          o    A spin-off of our upscale brands;

          o    A partial sale of our casual dining concepts;

          o    A leveraged recapitalization; and

          o    A sale of the Company.

After a rigorous review process conducted  together with these investment banks, the Board of Directors  unanimously concluded that a sale of the Company was the best and most certain option available to our stockholders to maximize the value of their investment in the Company.

After  engaging  in  discussions  with  Lone  Star  Funds,  we  approached  five additional,  highly qualified potential buyers. These buyers were selected based on discussions with our financial  advisor and the potential  buyers'  financial resources,  experience and interest in the restaurant industry.  These potential buyers and one  additional  potential  buyer who  contacted us were  immediately provided with access to an electronic "data room", which included ALL of the due diligence  information  provided to Lone Star Funds. These potential buyers were provided sufficient time to thoroughly review this information. Ultimately, none of these potential buyers chose to make an offer to buy the Company.

The Lone Star Funds  proposal  contains  no  financing  contingency  and limited closing conditions, which allow the transactions to be concluded on an expedited basis with greater certainty versus conducting a formal auction process. This is especially  important given our deteriorating  operating and financial  results, which have showed no signs of stabilizing or improving.  The negative  responses we received  from the six highly  qualified  potential  buyers led our financial advisor to believe  that a broader  process  involving  more  potential  private equity buyers would not result in a superior offer and, given our  deteriorating financial  results,  would put the Lone Star Funds transaction at risk. Based on their knowledge of the restaurant  industry and preliminary  conversations  with potential  strategic buyers,  and the fact that many potential  strategic buyers were in the process of divesting  assets or conducting  their own evaluations of strategic  alternatives,  our financial  advisor concluded that there was little chance of garnering serious interest from qualified strategic buyers.

The merger  agreement  with Lone Star Funds was structured to enable a potential buyer  who  contacts  us  with an  alternative  proposal,  even  if it does  not initially  represent a superior  offer,  to enter into  discussions  with us and receive any confidential  information needed to conduct a thorough due diligence investigation. The break-up fee payable in the event that we determine to engage in a transaction  with another  buyer is below the average of recent  comparable transactions.  IN THE MORE THAN TWO MONTHS SINCE WE ANNOUNCED THE SIGNING OF THE
MERGER  AGREEMENT  ON AUGUST  18,  2006,  WE HAVE NOT BEEN  APPROACHED  BY,  NOR
RECEIVED ANY OFFER OR INDICATION OF INTEREST FROM, ANY POTENTIAL BUYERS.

THE VALUATION

The  purchase  price of $27.10 per share  represents  greater  than 12 times our trailing 12 months  EBITDA.  THIS  MULTIPLE IS  SIGNIFICANTLY  GREATER  THAN THE
AVERAGE MULTIPLE FOR COMPARABLE  RESTAURANT COMPANY SALE TRANSACTIONS  COMPLETED
IN THE PAST SEVERAL  YEARS.  We received TWO fairness  opinions from  nationally
recognized   investment  banks  with  significant   experience  in  mergers  and
acquisitions and the restaurant  industry.  In rendering their fairness opinions
(which are  included in the proxy  statement  previously  mailed to you),  these investment banks performed a variety of valuation  analyses,  and the average of the majority of these analyses placed the valuation of the Company BELOW (and in certain cases significantly below) $27.10.

There have also been public  statements  made as to the "break-up  value" of the
Company,  determined by analyzing the value of our various concepts and our real estate.  There are factual  errors and  omissions in these  analyses,  including incorrect,  overly  aggressive  assumptions  for the  EBITDA  of our  respective divisions  and no discussion  of the negative tax  ramifications  of selling our concepts or real  estate.  These  analyses do not take into account the one-time and ongoing costs of pursuing certain  transactions and the lack of certainty in ultimately realizing the "break-up value" for our stockholders.

OUR REAL ESTATE

Last  fall,  we  contacted  several  of  the  leading,   nationally   recognized
sale/leaseback  providers  in an attempt to better  understand  the value of our owned  real  estate  assets.  As part  of  this  process,  these  groups  signed confidentiality agreements and were provided with the information they requested in order to  thoroughly  evaluate  the  properties  and  provide us with  formal indications of interest.  We ultimately received FORMAL,  WRITTEN INDICATIONS OF
INTEREST,  ALL OF WHICH PLACED THE VALUE OF OUR REAL ESTATE IN A  SALE/LEASEBACK
TRANSACTION  SIGNIFICANTLY BELOW THE $400 MILLION FIGURE THAT HAS BEEN ESTIMATED
BY SOME IN THE PUBLIC DOMAIN.

These indications were based on latest 12 months financial results as of the end of the third quarter of 2005. Our financial results have worsened  significantly since that time,  with the bulk of the  deterioration  coming from our Lone Star
Steakhouse & Saloon  restaurants,  which represent the overwhelming  majority of our owned real estate.  As a result,  it is  reasonable  to conclude  that these indications of value would be revised downward based on our more recent results.
These  figures  also do not take into  account the taxes we would have to pay on the gains realized or any potential  liabilities  existing at these  properties, environmental or otherwise.

NO CONFLICTS OF INTEREST

DESPITE PUBLIC SPECULATION TO THE CONTRARY,  NO MEMBERS OF THE MANAGEMENT OR THE
BOARD OF DIRECTORS OF THE COMPANY WILL BE PARTICIPATING  WITH LONE STAR FUNDS OR
ITS  AFFILIATES  IN THE  PURCHASE OF THE  COMPANY.  THERE ARE NO  AGREEMENTS  OR
UNDERSTANDINGS,  ORAL  OR  WRITTEN,  RELATING  TO  ANY  FUTURE  TRANSACTIONS  OR
EMPLOYMENT  BETWEEN  LONE STAR FUNDS OR ITS  AFFILIATES  AND ANY  MEMBERS OF THE
MANAGEMENT  OR  THE  BOARD  OF  DIRECTORS  OF THE  COMPANY.  NO  MEMBERS  OF THE
MANAGEMENT  OR THE BOARD OF  DIRECTORS OF THE COMPANY IS ENTITLED TO RECEIVE ANY
CHANGE OF CONTROL OR SEVERANCE PAYMENTS AS A RESULT OF THE TRANSACTION WITH LONE
STAR FUNDS.

OUR RESULTS

Unfortunately,  as we have announced, our financial results have worsened in the past several quarters,  and this trend continues.  Comparable store sales at our
Lone Star Steakhouse & Saloon restaurants declined 9.4% in the third quarter and declined  9.9% in the four weeks  ended  October 3, 2006.  There are a number of contributing factors, many of which we believe are not short-term, that drove us to believe that the time is right to sell the Company, notably:

          o    The negative  demographic shifts and deterioration in many of the markets in which our Lone Star  Steakhouse  & Saloon  restaurants are located;

          o    The costs  involved  in  renovating,  closing  and/or  relocating under-performing or older units;

          o    The negative  overall  performance  of the casual  dining  sector driven by,  among other  things,  declining  consumer  disposable income, higher gas prices and higher interest rates;

          o    The  proliferation  of  discount  pricing  in the  casual  dining segment;

          o    The over-saturation of the casual dining industry coupled with an increased  number of  restaurants  in the casual  dining  segment which offer or have added steak as part of their menus;

          o    The expected over-saturation of the upscale steakhouse segment;

          o    The spread of "living-wage"  ordinances on a local basis, setting a minimum wage exceeding the federally mandated minimum wage;

          o    The continued price of beef above historical levels;

          o    Significant increases in labor,  occupancy,  taxes, insurance and common area expenses, as well as escalating construction costs;

          o    The difficulty in identifying, recruiting, training and retaining senior  management and other key personnel in adequate numbers to properly staff our restaurants; and

          o    Lone  Star   Steakhouse  &  Saloon   restaurants  are  not  media
               efficient,  making television advertising too expensive,  thereby
               placing  the  Lone  Star   Steakhouse  &  Saloon   concept  at  a
               disadvantage compared to larger casual dining chains.

                    WE URGE YOU TO VOTE FOR THE TRANSACTIONS

YOUR VOTE IS  EXTREMELY  IMPORTANT.  Approval of the  transactions  requires the affirmative  vote of the  holders of a  majority  of the  Company's  outstanding shares.  NOT VOTING OR ABSTAINING FROM VOTING YOUR SHARES HAS THE SAME EFFECT AS
A VOTE AGAINST THE TRANSACTIONS.  Accordingly,  please sign, date and return the enclosed proxy card in the envelope  provided,  or submit your vote by telephone or over the Internet  following the  instructions on the proxy card, to vote FOR the transactions TODAY! If you hold your shares through a broker,  please follow the  procedures  provided to you by your broker  regarding  how to instruct your broker to vote your shares, otherwise your shares will not be voted.

The proxy  statement  that we have  previously  sent to you  contains  important information  about the  transactions.  We urge you to read it carefully.  If you have any  questions or need  assistance  in voting your shares,  please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3488.

Thank you for your support.

On behalf of the Board of Directors,

Fred Chaney
Chairman of the Board of Directors

Lone Star currently owns and operates 217 domestic Lone Star Steakhouse & Saloon restaurants,  15 Sullivan's  Steakhouse  restaurants;  five Del Frisco's  Double
Eagle Steak House  restaurants,  one Frankie's  Italian Grille restaurant and 23
Texas Land & Cattle Steak House restaurants. Licensees operate four domestic and
13  international  Lone Star  restaurants,  and one domestic Del Frisco's Double
Eagle Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein,  including  future  operating  performance,  comparable  sales  and  the development plans of the Company,  are reasonable,  any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

The  Company  has made a  definitive  filing with the  Securities  and  Exchange
Commission  of a  proxy  statement  and  accompanying  proxy  card to be used to
solicit  votes  in  favor  of  the   transactions  at  the  special  meeting  of
stockholders  of the  Company  to be held on  November  30,  2006 (the  "Special
Meeting").

THE COMPANY  STRONGLY  ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY
STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING BECAUSE THEY

CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE
ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN
ADDITION,  A STOCKHOLDER  WHO WISHES TO RECEIVE A COPY OF THE  DEFINITIVE  PROXY
MATERIALS,  WITHOUT  CHARGE,  SHOULD SUBMIT THIS REQUEST TO THE COMPANY'S  PROXY
SOLICITOR,  INNISFREE M&A INCORPORATED,  AT 501 MADISON AVENUE,  20TH FLOOR, NEW
YORK, NEW YORK 10022 OR BY CALLING INNISFREE TOLL-FREE AT (877) 456-3488.

The Company  and its  directors,  executive  officers  and other  members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the  transactions.  Information concerning  the  interests  of the  Company  and the other  participants  in the solicitation is set forth in the Company's definitive proxy statement filed with the Securities and Exchange  Commission in connection with the  transactions and
Annual Reports on Form 10-K,  previously  filed with the Securities and Exchange
Commission.

Source:   Lone Star Steakhouse & Saloon, Inc.

Contact:  Michael C. Brinn, Innisfree M&A Incorporated, 212-750-8253